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                                                                    EXHIBIT 23.2



                         INDEPENDENT AUDITORS' CONSENT

        We consent to the use in this Joint Proxy and Consent Solicitation Statement and Prospectus of AmREIT, Inc. on Form S-4 of our reports on the consolidated financial statements of AmREIT, Inc. dated March 12, 1999 and of our report dated May 21, 1999 relating to the combined statements of revenues and certain expenses of real estate properties anticipated to be acquired appearing in this Joint Proxy and Consent Solicitation Statement and Prospectus, which is a part of the Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Joint Proxy and Consent Solicitation Statement and Prospectus.

/s/ Deloitte & Touche LLP

Houston, Texas
June 25, 1999